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This filing consists of a transcript of a conference call held on May 28, 2008 in connection with the announcement of the proposed combination of Sonus Pharmaceuticals, Inc. and OncoGenex Technologies Inc.

FINAL TRANSCRIPT

Conference Call Transcript

SNUS - Sonus Pharmaceuticals and OncoGenex Technologies to Merge

Event Date/Time: May. 28. 2008 / 11:00AM PT

CORPORATE PARTICIPANTS

Dahlia Bailey

Sonus Pharmaceuticals Inc. - EVC Group

Mike Martino

Sonus Pharmaceuticals Inc. - President - CEO

Scott Cormack

Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Elaine Waller

Sonus Pharmaceuticals Inc. - SVP of Regulatory and Clinical Development

Allen Fuhrman

Sonus Pharmaceuticals Inc. - CFO

Cindy Jacobs

Sonus Pharmaceuticals Inc. - CMO of OncoGenex

CONFERENCE CALL PARTICIPANTS

Mark Monane

Needham & Company - Analyst

Matt Kaplan

Ladenburg Thalmann - Analyst

Joseph Pantginis

Canaccord Adams - Analyst

Philippa Flint

RBC Capital Markets / Dain Rauscher - Analyst

David Miller

Biotech Stock Research - Analyst

Jason Canter

RBC Capital Markets - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the joint Sonus Pharmaceuticals and OncoGenex Technologies merger conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. (OPERATOR INSTRUCTIONS). This conference call is being recorded today, Wednesday, May 28 of 2008. Now I’d like to turn the conference over to Ms. Dahlia Bailey. Please go ahead, ma’am.

Dahlia Bailey  - Sonus Pharmaceuticals Inc. - EVC Group

Thank you, operator. Good afternoon, everyone. Thank you for joining us today, Sonus Pharmaceuticals, Inc. issued a news release before the market opened today regarding — hello? (inaudible - background noise). Thank you for joining us today. Sonus Pharmaceuticals, Inc. issued a news release before the market opened today regarding our proposed merger with OncoGenex Technologies, Inc., a privately held biopharmaceutical development company. If you need copies of the press release please contact Sonus ‘s Investor Relations firm, EVC Group at (415)896-6820 or via e-mail to dabailey@evcgroup.com and a copy will be sent to you. You can also access the news release on both companies website at www.Sonuspharma.Com, or www.OncoGenex.ca.

Before we begin, I would like to remind everyone that some of the statements made today may include predictions regarding future events that may be considered forward-looking. These statements are based on managements current expectations and beliefs and are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include among others, the possibility that the merger does not close or that the closing may be delayed, synergies and cost savings may not be achieved, or the companies are unable to successfully execute their integration strategies, the timing and cost of clinical trials, and regulatory approval, risks that clinical trials will not be successful, risks associated with obtaining funding from third parties or completing of financing necessary to support the costs and expenses of clinical studies as well as research and development activities, risks that the combined company will not be able to maintain listing on NASDAQ, as well as other risks related to the development, safety and efficacy of therapeutic drugs and potential applications for these drugs. A complete discussion of risks and uncertainties that may affect forward-looking statements are included in Sonus Pharmaceuticals’ filing with the Securities and Exchange Commission. Now I will turn the call over to Mike Martino, President and Chief Executive Officer of Sonus. Mike?

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Thank you, Dahlia. Good afternoon, and thank you all for joining us. Here were me today are members of the Sonus Senior Management Team, Alan Fuhrman, our Chief Financial Officer, Dr. Elaine Waller, our Senior Vice President of Regulatory Affairs and Clinical Development and Dean Kessler, our Vice President of Pre-Clinical Development. In addition, I’m really delighted to welcome and introduce members of the OncoGenex Senior Management Team, Scott Cormack, President and Chief Executive Officer, Stephen Anderson, Chief Financial Officer, and Dr. Cindy Jacobs, Chief Medical Officer.

Seven months ago, we at Sonus shared with you our strategy to rebuild shareholder value. That strategy involved a number of initiatives designed to capitalize on our strength as well as conserve our resources. One of our key initiatives was to identify and evaluate strategic external alternatives and we engaged Ferghana Partners to assist us in that endeavor. We applied a rigorous and thorough process to this initiative. Over the past several months we have reviewed approximately 100 opportunities. From those we selected the most compelling opportunities for which we did in depth evaluations of available assets and business fit. Our goal, from the beginning, was to identify quality assets that would enhance, complement and leverage the strength of our existing clinical pipeline, capabilities, infrastructure, cash, and public listing. Today we’re very pleased to announce the result of that rigorous process and the proposed merger of Sonus and OncoGenex. This combined Company will have a strong portfolio of clinical and pre-clinical candidates focused on addressing unmet needs in the treatment of cancer. It is important to note that each of the drugs our candidates in the pipeline has a different mechanism of action and thus, each represents a separate and distinct opportunity to provide new treatment alternatives for a broad variety of cancers including some of the most prevalent solid tumors. This merger results in a single more efficient entity with the capabilities to drive these multiple shots on goal through Clinical Development. It also gives us an opportunity to apply our cash against a more diversified product portfolio. We believe this combination of a robust product portfolio and our cash position should be more favorably reflected in our market value.

In addition to pipeline, we believe there are three areas in drug development that require superb execution to achieve success in the biopharmaceutical industry. These three areas are pre-clinical product development, clinical strategy and operations and regulatory affairs. The combined company has proven execution in all three areas and we believe is poised to achieve several potential value-creating milestones in the relatively near-term. This proposed merger is a significant step in the growth of our companies. The combined companies broad pipeline encompasses a total of four drug candidates. OncoGenex brings the bulk of these pipeline candidates to the merger. It is our belief that you can’t disconnect the knowledge of and passion for these assets, from the assets themselves. There for, Scott Cormack will continue as President and CEO to lead the combined company into the future. Following the closing, Scott will take the company forward under the name OncoGenex Pharmaceuticals, Inc.

I would now like to turn the call over to Scott who will provide you with an overview of the OncoGenex product portfolio as well as his vision for the combined company.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Thank you very much, Mike. We are very excited about this merger and its potential to create both immediate and future value for the benefit of the Sonus and OncoGenex shareholders. Though many institutional investors know OncoGenex and have had the opportunity to observe our history of executing on our business and clinical objectives, not all of the participants on this call may be familiar with our story. Therefore, I’d like to spend a bit of time introducing you to OncoGenex, the product pipeline we’ve developed and why we believe you’ll be as excited as we are by this transaction.

I’d like to first share with you the vision of the combined entity. The combined company intends to develop cancer therapeutics that extends survival of patients with cancer or improve their quality of life. This has been the mission to both Sonus and OncoGenex before the merger and will continue to be our mission after the merger. One of the many reasons this transaction makes sense is that we do not need to realign the interest of our employees or reinvent our product pipeline. Rather, we can focus on creating shareholder value through the development of sound, clinical and regulatory strategies and importantly, execution of these strategies. OncoGenex is committed to the development and commercialization of new cancer therapies which focus on mechanisms of treatment resistance in cancer patients. Our product candidates address treatment resistance by blocking the production of specific proteins which we believe promote survival of tumor cells. These survival proteins are over produced in response to a variety of cancer treatments. Our aim in targeting these particular proteins is to disable the tumor cells adaptive defenses and thereby render the tumor cells more susceptible to attack with a variety of cancer therapies. We believe this will increase survival time and improve the quality of life for cancer patients.

We bring to this merger three product candidates currently in our pipeline. They are OGX-011, OGX-427, and OGX-225. OGX-011 is our lead product candidate. It inhibits the production of clusterin, a protein that is associated with treatment resistance in a number of solid tumors including prostate, breast, non-small cell lung, ovarian and bladder cancer. OGX-011 has potential applicability as a therapeutic in a broad number of cancers at different stages and can potentially be used in combination with a variety of commonly used cancer treatments including chemotherapy, radiation therapy, and hormone ablation therapy. We have completed enrollment of five Phase 2 clinical trials to evaluate the ability of OGX-011 to enhance the effects of therapy in prostate, non-small cell lung and breast cancers. We continue collecting and analyzing data from these trials and intend to provide data updates to augment the interim data that have been presented over the past 12 months. We provided an update two weeks ago on an ongoing Phase 2 Study of OGX-011 which further justifies our registration pathway for this product candidate. From this study, we reported encouraging outcomes when OGX-011 was administered in combination with second-line chemotherapy to patients with hormone refractory prostate cancer. I’d like to highlight three key points from these data.

First, 50% of patients experienced a durable reduction in pain. Second, 27% of patients experienced at least a 50% decline in their prostate specific antigen value. Prostate specific antigen is also referred to as PSA and is used as an indicator of prostate cancer progression. And third, 60% of patients are alive at a median follow-up of 13.3 months. Each of these three outcomes is better than expected compared to historical studies which evaluated current second-line therapy. For example, the 50% survival rate we reported at a median follow-up of 13.3 months is better than a median survival duration of approximately ten months reported in historical studies.

Our next clinical update will be a podium presentation at the American Society of Clinical Oncology Annual Meeting, also known as ASCO, on June 1, 2008. Based on data collected to date from our Phase 2 studies, we believe that a randomized controlled clinical trials could be initiated in both prostate cancer and in non-small cell lung cancer. In order to focus our resources, we intend to perform a randomized clinical trial in hormone refractory prostate cancer that will be used as a supportive registration file in the regulatory process. We intend to initiate the supportive registration trial in the first half of 2009. In addition, we are pursuing a special protocol assessment or SPA from the FDA for our primary registration trial.

Our second product candidate, OGX-427, is designed to reduce production of Hsp27, a protein that is also overproduced in response to many cancer treatments including the hormone ablation therapy, chemotherapy, and radiation therapy. We are progressing as planned in a Phase 1 clinical trial for the treatment of solid tumors including prostate, non-small cell lung, breast, ovarian, and bladder cancer. We anticipate that the single-agent aspect of this Phase 1 trial will be completed in the second half of 2008, and Phase 2 clinical development will begin in 2009.

Our third product candidate, OGX-225, aims to reduce the production of both Insulin-Like Growth Factor Binding Protein-2 or IGFBP-2 an Insulin-Like Growth Factor Binding Protein-5 or or IGFBP-5 with a single product to enhance treatment sensitivity and delay tumor progression. IGFBP-2 and IGFBP-5 are both hormones that make an alternate hormone known as IGF-1 available to the tumor that facilitates continued tumor growth. We have completed pre-clinical pharmacology and need to conduct INDA enabling pharmacokinetics and toxicology studies before initiating a Phase 1 clinical trial. In combination with Sonus, the resulting pipeline will have one Phase 2 product which is OGX-011, two Phase 1 products, OGX-427 and SN2310 and one pre-clinical product OGX-225. To provide you you with an update on the recent progress of SN2310, I’d like to now turn the call over to Dr. Elaine Waller, Senior Vice President of Regulatory and Clinical Development for Sonus. Elaine?

Elaine Waller  - Sonus Pharmaceuticals Inc. - SVP of Regulatory and Clinical Development

Thank you, Scott. As a reminder, SN2310 is a novel prodrug or SN-38 which is a potent anti-cancer drug belonging to the class of topoisomerase I inhibitors. SN2310 is being developed to enhance the delivery and exposure of SN-38 to the tumor by providing greater prodrug conversion and a longer half-life than achieved with irinotecan. Additionally, the [put] for being moiety of irinotecan associated with cholinergic effects including early diarrhea is absent from SN2310. Our Phase 1 trial is ongoing and we continue to make progress in determining the safety and pharmacokinetic profile, in addition to the maximum tolerated dose. While we have seen some evidence of bone marrow toxicity, it has not yet been identified as a consistent dose limiting toxicity and thus, we continue to escalate the dose. We have seen no apparent early diarrhea. The preliminary pharmacokinetic results suggest that 2310 provides for sustained release of SN-38 resulting in a longer half-life and similar exposure to SN-38 at much lower doses than irinotecan. This may result in improved anti-tumor activity. I will now turn the call back to Scott.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Thank you, Elaine. As Mike stated at the beginning of the call, the key to success in the pharmaceutical industry include having a robust pipeline of product candidates, sound operations and exceptional clinical and regulatory strategies. We have discussed the strength of the combined pipeline and clinical strategy of those programs and now I want to briefly discuss the people that will execute on the clinical and regulatory strategies. Since the majority of the OncoGenex Clinical and Regulatory team have been located in Seattle, Washington since 2005, and the Sonus personnel are located in nearby Bothell, Washington, we expect to realize immediate synergies and we should be able to combine our forces without any disruption. The combined teams of OncoGenex and Sonus have tremendous experience in oncology product development. This group has not only conducted successful early and late stage clinical trials but has also been successful in registering oncology products with the FDA and other regulatory agencies on several occasions. Dr. Cindy Jacobs, our Chief Medical Officer who is with us on the call today leads our Clinical Development programs and our Regulatory strategy for product approval with the assistance of Dr. Monica Krieger, who is our VP of Regulatory Affairs. Cindy and Monica with their experienced team have collectively been involved with the clinical trials and/or regulatory approvals for Ambrel, CEPRATE, Melacine and BEXXAR. Dr. Elaine Waller, the Head of Regulatory and Clinical Development for Sonus has played a key role in the regulatory approval of a diverse and successful list of drugs including a Allegra, Nicoderm, [anasmep] and [rapredim]. The experience of this combined team is very complimentary.

As a result, we are confident that we have the clinical and regulatory team in place to optimally develop our product pipeline and meet our key near-term milestones, which include, one, the announcement of OGX-011 Phase 2 data in second line hormone refractory prostate cancer on June 1, 2008, at the ASCO meeting; number two, the completion of an SPA with the FDA which is expected in the fourth quarter of 2008; number three, determination of the recommended Phase 2 dose for OGX-427 in the fourth quarter of 2008; number four, determination of the recommended Phase 2 dose for SN2310 in the fourth quarter of 2008.

Now, to provide you with an overview of the post transaction terms, as well as an update on our NASDAQ listing, I’d like to turn the call over to Allen Fuhrman, Chief Financial Officer of Sonus Pharmaceuticals.

Allen Fuhrman  - Sonus Pharmaceuticals Inc. - CFO

Thank you, Scott. Under the terms of the proposed merger, Sonus will acquire all outstanding shares and convertible debentures of OncoGenex through the issuance of approximately 37 million shares of Sonus common stock. Following the close of the proposed transaction, OncoGenex shareholders will hold 50% of Sonus’s common stock. An additional 25 million shares will be placed in escrow. The escrow shares will be released to former OncoGenex shareholders upon achievement of specific milestones that are intended to demonstrate continued development of OncoGenex assets and execution of the combined companies business plan. Over the past several months, Sonus evaluated a number of prospective merger candidates and we believe that merging with OncoGenex represents the best opportunity to build shareholder value. Throughout our evaluation of strategic alternatives we analyzed numerous oncology companies with product portfolios similar to that of OncoGenex. As part of our process we also reviewed comparable companies with lead compounds with Phase 2 data and additional clinical assets to establish an appropriate range of valuation for perspective transaction.

As Mike mentioned, Sonus has not received full value for its cash position. We believe this may be due to a perception that we were not in a position to apply our cash towards the development of a robust clinical pipeline, with the combination of our product pipelines, development teams, and resulting clear clinical pathways with near-term value drivers, we believe our valuation should now reflect the technology value of comparable companies that have a lead compound of Phase 2 data, similar market opportunities and our cash. The Board of Directors of both companies has unanimously approved this transaction which is expected to be completed in the third quarter of 2008 pending regulatory and shareholders approvals. Voting agreements in favor of the transaction have already been assigned by the directors and officers of OncoGenex as well as at least 2/3 of each class and series of OncoGenex shareholders, which is sufficient to approve the transaction. Additionally, OncoGenex is preparing an information circular for approval by its shareholders. As is frequently the case in cross boarder transactions of this nature, OncoGenex requires approval by the Canadian Courts which is will be sought as soon as possible. We do not anticipate any issues with obtaining this approval.

Sonus’s directors and officers have also signed voting agreements in favor of the transaction. Sonus’s preparing a proxy statement which it plans to file promptly with the SEC, following the SEC’s approval we will file and mail a copy to Sonus’s shareholders who will be asked to approve the transaction at a subsequent shareholder meeting.

I’d now like to provide brief update on our NASDAQ listing. We have requested a hearing with a NASDAQ listing qualifications panel which we anticipate will occur near the end of the second quarter. We expect Sonus’s common stock will continue to trade on the NASDAQ Global Market during this process. OncoGenex will fully participate in our appeal process as the combined companies pipeline and capabilities will figure prominently in our course of action. Now I’ll turn the call back to Mike to conclude our discussion.

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Thanks, Allen. Today, we’ve announced a proposed merger that creates a combined company with a broad and deep oncology drug pipeline, as well as the people and development capabilities to drive those pipeline assets through pre-clinical and clinical development. We are very excited about the potential for the combined Company and believe this proposed transaction creates multiple potential value inflection points for all shareholders through the achievement of near and long-term milestones. This concludes our prepared remarks. We would now like to open the call for questions. Operator?

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS). Our first question is from the line of Mark Monane with Needham & Company. Please go ahead.

Mark Monane - Needham & Company - Analyst

Good afternoon, sunny day in New York City and sounds like a new start, a new bold adventure for both companies, congratulations.

Mike Martino - Sonus Pharmaceuticals Inc. - President - CEO

Hi, Mark, well it’s actually sunny here in Seattle as well, believe it or not.

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Good afternoon, Mark.

Mark Monane - Needham & Company - Analyst

That’s a good sign. A question for you. Let’s start off with, please, with questions with Allen. What’s the current cash position of the Company and do you have any thoughts now about what the burn might be going forward developing these later stage products which are now part of the portfolio?

Allen Fuhrman - Sonus Pharmaceuticals Inc. - CFO

Yes, Mark. So our last reported Q1 number was almost 29 million just shy and at that point in time I believe that OncoGenex had approximately four, so on a pro forma basis as of March 31, there was $33 million. I think in regard to how we project going forward, I’ll turn that question back to Scott.

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Thanks, Allen. Hi, Mark. With respect to the go forward plan, clearly there’s some synergies that we’re going to be capturing as we move forward in the post-merger time frame, and we’re expecting the burn rate on a monthly basis to be somewhere around the range of 1.3 million. As Allen had just indicated, the total cash for the two companies put together run into about 33 million gives us a runway of about 25 months.

Mark Monane - Needham & Company - Analyst

Terrific. Okay, that was helpful. With regard to the clusterin product, prostate cancer has been a challenging area of development right now in terms of acceptable outcomes to the FDA versus acceptable outcomes to physicians and patients. Can you talk to us about which outcomes are most relevant in your opinion and what should we pay attention to perhaps at the ASCO presentation?

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Sure. So I will take the first piece of that and then maybe turn that over to Dr. Cindy Jacobs, our Chief Medical Officer. So with respect to prostate cancer and more specifically hormone refractory prostate cancer there’s two primary areas that we look at for end points. The first is survival which is kind of the primary that we should be looking at in many different indications of oncology. The second that we’re evaluating is in respect to pain responses. As I had indicated in the prepared statements, we have served in our treatment with OGX-011 with hormone refractory patients some very very good data set with respect to the pain responses and that is similar to what we’re seeing with respect to survival outcomes so those two metrics we’re seeing, we’re basically following the biology and the data set that we see and we’ll be following those through to end points. Cindy, I’ll turn it over to you with respect to the ASCO conference or if you want to add anything else to that statement.

Cindy Jacobs - Sonus Pharmaceuticals Inc. - CMO of OncoGenex

Yes, we have an expert advisory panel consisting of leading clinicians in the area of hormone refractory prostate cancer and everyone is pretty much in agreement that survival and pain palliation are the key end points for any of the trials. These are also the end points that FDA is currently viewing as primary end points for product approval, the docetaxel was approved on survival benefit, mitoxantione which has been around has been approved on pain palliation, so we’re at least in agreement in that regard.

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Okay, thanks, Cindy.

Mark Monane - Needham & Company - Analyst

That was helpful and the last question, on the TOCOSOL platform it seems to provide an engine for ongoing drug development, thus ways companies can get products to move up the channel but TOCOSOL seems to provide a pathway. Can you update us what your plans are going forward for developing this platform?

Mike Martino - Sonus Pharmaceuticals Inc. - President - CEO

Well, Mark, this is Mike. I think the one ongoing product candidate that utilizes at least a version of TOCOSOL as a delivery vehicle is in fact SN2310, but as we have previously discussed, what you really need to focus on with that product is the fact that it is a unique prodrug of SN-38. TOCOSOL as the delivery vehicle is really a secondary part of the story. Regarding intentions to further develop TOCOSOL as a delivery vehicle going forward, I’d bounce that one over to Scott, although my bet is that it’s simply too early in the process to make any conjectures on that, but Scott?

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

 Yes, thanks, Mike. I think that your last conclusion is probably accurate. We clearly are interested the capabilities of TOCOSOL and certainly look forward to evaluating the data particularly with respect to SN2310, but it certainly will figure prominently as we look at other potential opportunities in the field of oncology and using that potentially to augmenting our approach.

Mark Monane - Needham & Company - Analyst

Thanks for the added information and best wishes going forward.

Mike Martino - Sonus Pharmaceuticals Inc. - President - CEO

Thanks a lot, Mark.

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Thank you.

Operator

Our next question is from the line of Matt Kaplan with Ladenburg Thalmann. Please go ahead.

Matt Kaplan - Ladenburg Thalmann - Analyst

Hi, guys, thanks for taking my questions and congratulations, Mike and Allen.

Mike Martino - Sonus Pharmaceuticals Inc. - President - CEO

Thank you, Matt.

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Thanks, Matt.

Matt Kaplan - Ladenburg Thalmann - Analyst

A couple questions. Could you talk about clusterin and I guess why it’s a good target and then talk a little bit also why about your (inaudible - background noise) technology is the best way to address this technology.

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Sure, thanks, Matt. It’s Scott Cormack speaking. So first with respect to clusterin as a target, there’s a very substantial body of data that exists in the scientific peer review literature that associates clusterin with treatment resistance in a very large number of different tumor types and I don’t want to get overly complicated in this particular call, but as we apply different treatment strategies, whether it’s chemotherapy, radiation, hormone ablation, etc, tumors try to adapt and survive, and in response to that, produce this protein clusterin, and when clusterin is there, if you look again to the literature you’ll find that the existence of clusterin makes these tumors resistant to a very large and broad array of treatment strategies in creating resistance. That’s been evidenced in a number of different human tumors, certainly confirmed in pre-clinical model systems and clearly where we’re moving in the clinical environment is to confirm that as a therapeutic approach in larger randomized clinical trials.

With respect to antisense, we are utilizing the Isis’ second-generation chemistry in combination with the inhibitors for clusterin. We went through a very long process early in our development history to evaluate different ways that we could approach the knock down of this particular protein, and our best approach because of the complexity of the molecular level of this protein is that we needed to interrupt production of the protein at the RNA level and when we looked at different opportunities for antisense and other strategies we evaluated the number of different approaches whether it was formulation based or whether it was chemistry based, and Isis’ second-generation chemistry known as the two-prime mode chemistry performed extremely well for us in the pre-clinical models, where we were able to give this drug on a once a week basis and demonstrate superior knock down compared to the first-generation chemistry so we felt we had a very good chemistry on our hand that we could move forward, had all of the attributes of a drug we wanted to move forward into the clinic and went forward on that basis.

Matt Kaplan - Ladenburg Thalmann - Analyst

And can you comment a little bit on in terms of are there other programs in development from a competitive point of view targeting clusterin as well?

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

It’s interesting. The biology of clusterin is actually fairly complicated and there is one group that is trying to target a secreted form of the protein. That just came out of one of the research centers not too long ago, but for the most part, we don’t believe that’s going to be an effective strategy because we need to influence a nuclear form of the protein as well as a secreted form of the protein, and the only way that we can approach that is through disruption of the production of the protein at the molecular level. We used a small molecule approach, for example, we would only approach the secreted form of the protein which in our hand simply is not going to yield the same power as we see with OG X-011.

Matt Kaplan - Ladenburg Thalmann - Analyst

And could you also talk a little bit, you mentioned this in your answer to the question, when you did your initial development, you saw a rapid reduction in clusterin. How long does it typically take to see that reduction with your compound?

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

The best way to look at that is probably in the context of a study that we published in 2004, published in JNCI. This was a study that we wanted to answer the key questions of antisense, which if I can categorize those questions are, Can you deliver antisense systemically? Will these drugs go to tumor? Will they actually be taken up by cells and ultimately is this a powerful enough tool to regulate targets in various diseases and disorders? We did this in the context of a prostate study in patients that were in high risk features, had high risk features and candidates for radical prostatectomy or surgical removal of the prostate. We treated those on a once a week basis with hormone ablation therapy and removed the prostate on average four days after surgery and up to seven days after surgery to evaluate, one, whether we got drug into the prostate and lymph nodes and two, whether we saw target regulation sufficient in both prostate and lymph nodes again, and that data set revealed that on a once a week dosing we saw a 92% inhibition of clusterin in human prostate and 98% knock down of clusterin in these patients lymph nodes. On average that says that the range was, the radical prostatectomy was done as I said on the range of three to four days and up to seven days, and we saw that kind of target knock down so I think that supports a half-life in tissue that is similar to what we saw pre-clinically in that range of about 10 days. That study has subsequently been repeated in a Phase 2 environment where we look at trying to extend that and I think we do see fall off if we try to push that out to a three week time frame, but certainly we’re happy with having a once a week administration of this drug in the oncology indications that we’re pursuing. It’s a long winded answer for you, Matt, but hopefully that’s satisfactory.

Matt Kaplan - Ladenburg Thalmann - Analyst

No, great. I appreciate that and just in terms of how does the reduction that you see in the prostate correlate with what you see in the serum in terms of clusterin?

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Yes, Cindy, do you want to touch base on that?

Cindy Jacobs - Sonus Pharmaceuticals Inc. - CMO of OncoGenex

Sure. We have been looking at the serum clusterin levels and what we’re initially seeing is that the serum clusterin levels start to become lower, about the second cycle of treatment so really after about four weeks of the weekly administrations, and the serum clusterin is not quite as reduced as the tissue levels but again we are seeing reduction in the serum of about 30%.

Mike Martino - Sonus Pharmaceuticals Inc. - President - CEO

It’s important, Matt, I think to recognize that clusterin in is produced by a number of different cells and tissues so what we see in serum may not necessarily and doesn’t obviously reflect precisely what we see at the sites of tumors and I think the best evidence of that is that 2004 study where we looked at both serum clusterin as well as target knock down in prostate and lymph nodes.

Cindy Jacobs - Sonus Pharmaceuticals Inc. - CMO of OncoGenex

We are; however, in our studies following serum clusterin levels and at the ASCO Meeting some preliminary data will be presented on June 1 that you should take a look at.

Matt Kaplan - Ladenburg Thalmann - Analyst

Great. And then just one more question. In terms of your deal with Isis?

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Yes.

Matt Kaplan - Ladenburg Thalmann - Analyst

Can you talk a little bit about that and I guess how that works from a business point of view? Does Isis get a royalty or how that works in terms of the Isis’ terms?

Mike Martino - Sonus Pharmaceuticals Inc. - President - CEO

Sure for OGX-011 there is a co-development relationship with Isis, that’s been in place since I believe it was 2001 where we basically are sharing costs for the development of this program. It’s a 65/35 co-development relationship where OncoGenex has 65% of the cost and gets 65% of the resulting revenues and future earnings. So it’s a true co-development relationship in respect to that program.

Matt Kaplan - Ladenburg Thalmann - Analyst

Great. Thank you.

Mike Martino - Sonus Pharmaceuticals Inc. - President - CEO

You’re welcome.

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Thanks, Matt.

Matt Kaplan - Ladenburg Thalmann - Analyst

Good luck.

Operator

Thank you. You our next question is from the line of Joseph Pantginis with Canaccord Adams. Please go ahead.

Joseph Pantginis - Canaccord Adams - Analyst

Hi, guys, good afternoon and congratulations on the transaction as well. Two quick questions on OGX-011 in prostate cancer as well. Can you just define again the patient population that you’re going after again and then also Scott, with your comments regarding the Isis deal, co-development deal, can you define or help to define your commercial strategy going forward for the drug and any potential additional partnering efforts you might look towards? Thanks a lot.

Scott Cormack - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

I’ll have Cindy answer the first question and I’ll take your second one.

Cindy Jacobs  - Sonus Pharmaceuticals Inc. - CMO of OncoGenex

The patient population, we are looking at patients that have hormone refractive prostate cancer that have failed first-line docetaxel chemotherapy that means they have been treated with docetaxel and have now progressed after that first-line chemotherapy. They are now then able to receive second-line chemotherapy, that could be mitoxantione or retreatment with docetaxol as well.

Joseph Pantginis  - Canaccord Adams - Analyst

Okay.

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Now, with respect, Joe, to your second question on commercial strategy or commercialization strategy, as I’m sure many people on the call will recognize, neither OncoGenex nor Isis have established salesforce to be able to market OGX-011 upon further development in clinical trials and ultimately regulatory approval, so we have figured within the agreement if you were to look at those agreements you would certainly see there was contemplation of doing partnering and that still figures in our long-term vision for this program with a group that has capacity to market a drug like this that has capacity across a broad number of tumors in different stages of those diseases, so we look to see a marketing partner that has that depth of sales force and penetration on a sort of a worldwide geography.

Joseph Pantginis  - Canaccord Adams - Analyst

Great. Thanks a lot.

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Thanks, Joe.

Operator

Thank you. Our next question is from the line of Philippa Flint with RBC Capital Markets / Dain Rauscher. Please go ahead.

Philippa Flint  - RBC Capital Markets / Dain Rauscher - Analyst

Great. Thanks for taking my questions. Most of them have been answered. Just a couple in regards to the OGX-011 Phase 3 or next steps. Could you remind me when you expect to see data from the supportive registration trial that you’re starting at the beginning of 2009 and secondly your rationale for starting that study first as opposed to completing the FDA and starting the pivotal trial with the money that you have.

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Sure.

Elaine Waller  - Sonus Pharmaceuticals Inc. - SVP of Regulatory and Clinical Development

Okay, let me just say the FDA, we have already been discussing with the FDA and we are looking to our milestone to finalize the FDA for our registration or primary registration study. In lieu of that we would also be looking at starting a supportive registration trial the beginning of 2009. As far as the timelines for completing that, we can look about 18 months or so, two years and we don’t have any specific timelines that have worked out and we would have to give guidance on that at a later time.

Philippa Flint  - RBC Capital Markets / Dain Rauscher - Analyst

And so why start that first as opposed to the pivotal trial?

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Yes, there’s two reasons, Phillip. It’s Scott again. At approach that we were proceeding down before had us pursuing a Phase 3 registration trial with a different combination approach, and as we were running our Phase 2 program that we will be releasing the results of in the ASCO Meeting coming up in the next couple weeks, that data set revealed a slightly different strategy, which was demonstrating this ability to potentially reverse resistance in patients treated with docetaxol. With that knowledge and biology behind us, there is a logical argument to say we should bolster up the data set and have more randomized control data to move forward with, and so this trial will allow us to go down that pathway and also look at the pain response. In an ideal world obviously you’d want to run both of these for ultimate registration and the timing is dependent on a number of factors which do include of course capital availability.

Philippa Flint  - RBC Capital Markets / Dain Rauscher - Analyst

Okay and can you comment at all on when you would hope to find a marketing partner?

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Yes, that’s been an ongoing process for us particularly as we started to announce Phase 2 data set. At this point we can’t give specific guidance on timing other than we will continue that effort as we move forward in the coming amount of time.

Philippa Flint  - RBC Capital Markets / Dain Rauscher - Analyst

Great. Thanks very much.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Thanks.

Operator

Thank you. (OPERATOR INSTRUCTIONS). Our next question is from the line of David Miller with Biotech Stock Research. Please go ahead.

David Miller  - Biotech Stock Research - Analyst

Hi, good morning and thanks for taking my questions.

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Hi, David.

David Miller  - Biotech Stock Research - Analyst

Where will the companies headquarters be?

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

So currently we have offices in Vancouver, Canada, and Seattle, and we have been operating, we, OncoGenex, sorry, have been operating on this front where our Management team is somewhat split between those two facilities. Steve Anderson, our CFO and myself are based in Vancouver and Cindy Jacobs and Monica Krieger representing Chief Medical Office and Head of Regulatory respectively are based in Seattle. We don’t see that changing materially in this merger. We will continue to be moving up and down the I-5 as we have been for the last three years and that’s worked out very effectively for us.

David Miller  - Biotech Stock Research - Analyst

Okay. Can you talk a little bit about the milestones that trigger the share amounts and what share amounts those are, specifically are they sales milestones or clinical milestones?

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Yes, we can give you some general guidance. At this point, we will probably give more detailed information, obviously in the proxy circular when that comes out but suffice to say that these generally will be clinical and regulatory milestones and be pretty much focused on initiation and completion of key clinical trials.

David Miller  - Biotech Stock Research - Analyst

Okay. And completion, successful completion or just completion of enrollment?

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

It’s more defined on enrollment actually.

David Miller  - Biotech Stock Research - Analyst

Okay. And you mentioned in the press release that there’s likely going to be a reverse split. Will the 25 million shares that are subject for these milestones be part of that reverse split?

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Yes.

David Miller  - Biotech Stock Research - Analyst

Okay. Now, talk a little bit about the prostate cancer development program. Do you expect to have data back from the randomized Phase 2 trial before you finalize the SPA and launch the Phase 3 trial?

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

So for clarity, are you referring to the first-line prostate cancer trial?

David Miller  - Biotech Stock Research - Analyst

Good question, maybe you should go over that again for me.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Okay. It’s a leading question.

David Miller  - Biotech Stock Research - Analyst

Right.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

We have two Phase 2 programs in prostate cancer, both of which are randomized. One is in first-line Hormone Refractory Prostate Cancer so these are patients going through chemotherapy for the first time.

David Miller  - Biotech Stock Research - Analyst

Right, yes.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

The second is also a randomized trial but both arms were receiving OGX-011 and we were actually evaluating the ability of OGX-011 to potentiate either mitoxantione, after docetaxol or retreating these patients with docetaxol. The second one is really sort of the guiding light to where we’re moving in the registration path and we have evaluated initially looking at a registration path that would pursue combination mitoxantione as I said through the prepared statements we’re now reevaluating that strategy on the basis that we were favorably impressed by the data set that we generated in retreat being these patients with docetaxol. That has become our dominant strategy now and principally I think because as many will recognize, Taxotere in prostate is the only drug that has been registered and approved for survival benefit in this patient population. If we can restore sensitivity to that drug after these patients no longer respond, and we can get additional cycles of therapy into these patients we think we would have a very robust therapeutic on our hands.

David Miller  - Biotech Stock Research - Analyst

Okay, so you have under way already two randomized programs or you’re going to launch those programs?

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

The first-line prostate is complete, interim data has been released and we’re now following principally for survival outcome in that trial.

David Miller  - Biotech Stock Research - Analyst

Okay.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

In the second-line prostate, again interim data has been presented and an update will be provided at June 1 at the ASCO Conference coming up.

David Miller  - Biotech Stock Research - Analyst

Okay, so the SPA in other words will be based upon those and so the Phase 3 trial that you’re looking at is second-line?

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

That’s correct.

David Miller  - Biotech Stock Research - Analyst

Okay.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

And the SPA would be in combination with docetaxol in second-line Hormone Refractory Prostate Cancer.

David Miller  - Biotech Stock Research - Analyst

All right, and so the interim data that you have, you you were talking about that the one trial showed there was 60% were alive at a median of 13.3 months versus a 10 month historical. That particular trial have you compared those patients with a nomogram to find out what their likely survival would have been? Like using the Halabi Nomogram, or something like that to get a better idea than traditional historic controls?

Cindy Jacobs  - Sonus Pharmaceuticals Inc. - CMO of OncoGenex

 No, we haven’t, the Halabi Nomogram was based on first-line chemotherapy and this second-line chemotherapy she has done some analysis with second-line but it is not quite as clear, so we have not formally done that. We have as far as the trials that are out there looked at what the median survival has been and even with the Tax-327 which was the main Phase 3 study that docetaxol first-line that was proved on we followed patients that received second-line treatment whether it was with mitoxantione or docetaxol and the median survival was 10 months in that study as well as other studies we’ve seen so it was 10 months plus or minus a month but it looks pretty clear that’s a good target as far as what second-line chemotherapy can do.

David Miller  - Biotech Stock Research - Analyst

Okay, well good. I look forward to seeing data at ASCO in a couple of days.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Great. Thanks, David.

Operator

Our next question is from the line of Jason Canter with RBC Capital Markets.

Jason Canter  - RBC Capital Markets - Analyst

Yes, I’d like to extend my congratulations to both parties and just say that all my questions have been asked, so congratulations.

Scott Cormack  - Sonus Pharmaceuticals Inc. - President - CEO OncoGenex Technologies

Great. Thank you very much.

Operator

Thank you, (OPERATOR INSTRUCTIONS). At this time there are no further questions. I’d like to turn it back to management for any closing remarks.

Mike Martino  - Sonus Pharmaceuticals Inc. - President - CEO

Thank you, Operator. This is Mike Martino. At this point, I’d like to thank you all again for joining us today. Reiterate that we are very very excited about the potential for value creating milestones with this transaction, based on the combined pipelines, people, and cash. As Allen indicated in his comments, we will be filing a proxy promptly with SEC and following the filing of that proxy, we’ll look forward to getting out to individual shareholders and talking with you more about this proposed transaction. That concludes our call.

Operator

Thank you, sir. Ladies and Gentlemen, that does conclude our conference for today. If you’d like to listen to a replay of today’s conference, please dial 1-800-405-2236, or 303-590-3000 using access code of 11114594 followed by the pound key. ACT would like to thank you for your participation. You may now disconnect.

END OF TRANSCRIPT

Proxy Solicitation

In connection with the proposed transaction, Sonus intends to file with the SEC a Proxy Statement and related materials and to mail to its stockholders the final Proxy Statement containing information about Sonus, OncoGenex and the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS, CAREFULLY AND IN THEIR ENTIRETY, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SONUS, ONCOGENEX AND THE PROPOSED TRANSACTION.

Sonus and OncoGenex, and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Sonus, including their respective security holdings, is set forth in Sonus’ Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on April 29, 2008.  As of May 27, 2008, OncoGenex’s directors and executive officers beneficially owned approximately 1,755,000 shares, or 14.5%, of OncoGenex’ capital stock. Investors may obtain additional information regarding the interests of OncoGenex, Sonus and their respective executive officers and directors in the proposed transaction by reading the Proxy Statement for such proposed transaction when it becomes available.

The Proxy Statement and other relevant materials, when they become available, and any other documents filed by Sonus with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents, when they are available, filed with the SEC by Sonus by directing a request to: Sonus Pharmaceuticals, Inc., 1522 217th Place SE, Suite 100, Bothell, WA 98021, Phone (425) 686-1500, Fax (425) 686-1600, Attention: Investor Relations.